EXHIBIT 99.1

Laboratory Corporation of America(R) Holdings
358 South Main Street
Burlington, NC  27215
Telephone:  336-584-5171

Contact:	 Bradford T. Smith - (336) 436-5050
Shareholder Direct:  (800) LAB-0401
Company Information: www.LabCorp.com


      LABORATORY CORPORATION OF AMERICA(R) CFO, WESLEY R. ELINGBURG, ANNOUNCES PLAN TO RETIRE JUNE 3, 2005; SENIOR VICE PRESIDENT OF
             FINANCE, WILLIAM B. HAYES NAMED AS SUCCESSOR

Burlington, NC, March 11, 2005 - Laboratory Corporation of America(R) Holdings (LabCorp(R)) (NYSE: LH) announced today that its Chief Financial Officer and Treasurer, Wesley R. Elingburg has decided to retire on June 3, 2005. When he retires, Mr. Elingburg will have completed 25 years of service at LabCorp and predecessor companies, the last 8 as CFO. Mr. Elingburg is responsible for the day-to-day operations of the finance functions of the Company, including Billing, Treasury and Information Systems.

"Wes has been an integral part of LabCorp's progress since his appointment as CFO in 1996. During that time, we have experienced significant improvements in sales, profitability, cash flow and capital structure - all resulting in excellent returns to our shareholders", said Thomas P. Mac Mahon, chairman and chief executive officer. "Under Wes's leadership as CFO, we have achieved investment grade credit ratings, completed several major acquisitions and important financing transactions, such as bond and preferred stock offerings, and centralized our laboratory and billing information systems. These activities have been a key part of the turnaround experienced at LabCorp", added Mac Mahon. "We will miss Wes - especially his sense of purpose and the way he conducted himself on a daily basis. It is also fitting that as his last accomplishment at LabCorp, he has provided us with an excellent successor whom he identified and helped prepare as part of an organized succession plan executed over the last few years."

"It is hard to put into words how much I have enjoyed my years at LabCorp and what we have accomplished as a team," said Mr. Elingburg. "I am extremely proud of the progress I have witnessed in my career here. While I will miss the daily interaction with my many close friends and colleagues, this is part of my long-term personal plan and I am excited about the opportunity to spend more time with my family."

Mr. Elingburg's successor, William B. Hayes ("Brad") joined LabCorp in 1996 and is responsible for all of the billing operations of the Company, an organization of approximately 1,100 people. During his tenure, the Company's bad debt rate dropped from 11% to 6% of sales, and the day's sales outstanding dropped from over 100 to 52. During 2004, he also assumed responsibility for directing the Company's investor relations department.

Hayes earned a B.S. in Accounting from the University of North Carolina at Greensboro. Mr. Hayes worked in the audit department at KPMG for 9 years and earned his CPA in 1990. Brad will assume his responsibility as Executive Vice President and CFO and a member of the Company's Executive Committee on June 3, 2005.

About LabCorp
Laboratory Corporation of America(R) Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 23,500 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of
Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, and US LABS based in Irvine, CA. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.